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Earnings Conference Call Script
October 31, 2018

CORPORATE PARTICIPANTS

Brian Jackson Manager, Investor Relations, Rowan Cos. Plc	Stephen M. Butz Chief Financial Officer & Executive Vice President, Rowan Cos. Plc

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc

OTHER PARTICIPANTS

Sean C. Meakim Analyst, JPMorgan Securities LLC	Gregory Robert Lewis Analyst, BTIG LLC

Ian Macpherson Analyst, Simmons & Company International	Eirik Røhmesmo Analyst Clarksons Platou Securities AS

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to Rowan Companies’ Third Quarter 2018 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions]

As a reminder, this conference is being recorded. It is now my pleasure to turn the call over to your host, Brian Jackson, Manager of Investor Relations. You may begin.

Brian Jackson

Manager, Investor Relations, Rowan Cos. Plc

Thank you, operator, and welcome to Rowan’s Third Quarter 2018 Earnings Call. We appreciate your interest in Rowan. A copy of the company’s earnings report issued earlier this morning can be found on our website at rowan.com. Joining me on today’s call are Tom Burke, President and Chief Executive Officer; and Stephen Butz, Executive Vice President and Chief Financial Officer, as well as other members of the Rowan team.

Before I turn this call over to Tom, I’d like to remind you that, during this call, we may make certain forward- looking statements regarding our company and business that are not historical facts. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Please refer to our Annual Report and most recent Quarterly Report filed with the SEC for more information regarding our forward-looking statements, including the risks and uncertainties that could impact our future results.

In connection with our planned transaction with Ensco, we and Ensco have filed a preliminary joint proxy statement with the SEC. Investors are advised to carefully read the preliminary proxy statement because it contains important information about the transaction, the parties and the associated risks.

Investors may obtain a free copy from the SEC’s website and from each company.

Our actual results may differ materially from those contemplated by these forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact, nor guarantees or assurances of future performance. Any forward-looking statement made by us during this call speak only as of the time at which it was made. Factors or events that could cause our actual results to differ may emerge from time-to-time and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

With that, I would like to turn the call over to Tom Burke, Rowan’s President and Chief Executive Officer.

Thomas Peter Burke

President, Chief Executive Officer & Director, Rowan Cos. Plc

Thank you, Brian. Good morning and welcome to our third quarter 2018’s Earning Call. We very much appreciate your participation today and your continued interest and investment in Rowan. Following my prepared remarks, Stephen will walk you through our financial performance and forward guidance. We will then open the call for questions.

Before we start our discussion of our third quarter results, I want to make a few comments regarding our proposed combination with Ensco. Since the announcement just over three weeks ago on October the 8th, we filed the preliminary proxy statement, we have started our regulatory filings and we’ve begun integration planning.

Overall, the transaction has been very well received and, notably, Rowan and Ensco stock prices have so far both outperformed other offshore drillers since the announcement. Investors have understood the clear industrial logic of the transaction: a desire to create a larger more diversified driller in both deep and shallow water; the real and significant opportunity to take costs out of the combined company; and, how Rowan’s position will be enhanced in a recovering market.

We’ve also received supportive commentary that transactions such as ours are key to increasing the attractiveness of the offshore drilling sector to long-term investors. While both companies must operate separately until the transaction has closed, I am really looking forward to the challenge of unlocking significant value with the new organization.

Turning back to our quarterly results, as we’ve done in past calls, I am going to discuss the overall market, recent contacts awards to Rowan, and what to expect in terms of future opportunities. Then, Stephen will discuss the company’s financial results and forward guidance.

Earlier this month, Brent crude prices rose above $80 per barrel for the first time since 2014 and the futures curve supported prices above $70 per barrel. I believe this will provide our customers with confidence as they enter their budget season. This improved sentiment is already reflected to a degree in worldwide offshore rig contracting activity in 2018, which is up over 15% from the same period in 2017. In fact, there have been as many greenfield projects sanctioned so far in 2018 as in the whole of 2017.

Looking at the ultra-deepwater market, utilization of marketed units is around 75% versus 71% a year ago. While the pace of new fixtures for this class of rigs is at its highest mark since the downturn began in 2014, contracts have tended to be for short programs, which keep our near-term expectations in check.

I would also note that utilization of seventh generation drillships, such as our R-Class rigs, is almost 20% higher than less capable rigs. In the Gulf of Mexico region, we recently began our contract for ExxonMobil on the Rowan Relentless, which should take the rig through the end of this year. This contract has four additional [ph] one well (6:07) options, which if all are exercised, would likely keep the rig working through late 2019.

Early this week, we announced signing a one-year contract with Fieldwood Energy for the Rowan Reliance that will begin work in first quarter of 2019. This work is to drill challenging wells in the U.S. Gulf of Mexico that will utilize the rig’s managed pressure drilling capabilities.

The Rowan Resolute continues work for LLOG, who recently exercised their second option, taking the rig’s program into December 2018. LLOG has a final option on the rig and has indicated their satisfaction with the performance of the rig and our crews.

I believe we’ll likely gain another drillship contract before the end of the year. We have a letter of intent in hand and we’re working closely with a customer to reactivate the Rowan Renaissance. We’ll put out a press release if we secure this contract; however, as I noted earlier, two of the current firm term drillship contracts are of short duration with customers having options to extend. Therefore, we may have four rigs working in the first half of next year, but we could also have fewer rigs working if these options are not exercised.

We also see increased interest in Latin America. In addition to the increased tendering activity in Brazil from both lOCs and Petrobras, recent exploratory successes in Guyana have sparked attention and activity in the region, including in Suriname and French Guiana. Other countries in Latin America have also shown potential for more activity. Argentina, for example, officially launched its first offshore drilling round, which includes both shallow and deepwater prospects.

Similarly, in Africa we see the region gaining some contacting momentum as well. Currently, there are 20 drillships contracted offshore Africa, up from 13 rigs in March. We are encouraged by the increased level of conversations with customers regarding this region and are tracking several opportunities, including potential work in Angola, Mozambique, Ivory Coast as well as Senegal.

Shifting to the jack-up market, worldwide market utilization rate remains at around 75%, which is up from a year ago. As usual, I will talk through the regions that are most relevant to Rowan.

The North Sea continues to be the fastest recovering area for jack-ups. Marketed utilization in that region has increased from around 67% a year ago to about 92% today. Our ultra-harsh N-Class and Super Gorilla jack-up rigs allow us to operate in certain portions of the North Sea where other smaller harsh environment rigs can’t operate. However, we need to stay flexible and, from time to time, will down compete with our harsh environment rigs. This was the driver behind our decision to accept a program in Turkey with Turkish Petroleum beginning this November for the Rowan Norway. This opportunity allows us to reactivate the rig, which is warm stacked in the UK, work through what has been usually a slower winter in the North Sea and, therefore, position the rig well for work in 2019 in the North Sea.

Last week, we announced our maiden contract with Equinor on the Rowan Stavanger in Norway. Along with a master framework agreement that should facilitate future work with that customer, Equinor is clearly a key customer in the North Sea with significant long-term rig demand in the region. Rowan has worked in Norway since 2009 without working for Equinor, so I made it a strategic imperative for Rowan to win work with this customer. Although there are limited rigs available, winning this contract was hard fought and intensely competitive. The current contract is for a five month term with several priced options at escalating day rates. As long as we deliver performance on the Rowan Stavanger, we should be well positioned with Equinor to help them meet their future rig needs.

Moving to the Gulf of Mexico, this region is also experiencing a reasonable recovery. In the U.S. Gulf of Mexico, marketed utilization has increased from just over 50% a year ago to around 80% today, with 12 jack-ups working today. We recently contracted the EXL III with Cantium at solid rates with work that will keep the rig busy into the second half of 2019. There is also interest in Mexico, where there are active discussions with operators, including multinationals, for shallow water work.

Latin America continues to be important for Rowan as highlighted by our long-term presence in Trinidad, where we have three jack-up rigs working and BP recently extended their contract with the Joe Douglas. As with ultra- deepwater, we’re seeing renewed jack-up interest in Suriname and Guyana.

Finally, in the Middle East, we continue to experience the positive effects of our joint venture with Saudi Aramco. We recently announced the conclusion of the sale of two Tarzan-class jack-ups, the Scooter Yeargain and Hank Boswell, to ARO Drilling. These are the last rigs we expect to sell into the joint venture. These two rigs, now owned by ARO Drilling, have each commenced a new three-year contract for Saudi Aramco. Rowan received $90 million of cash from the sale plus shareholder notes of $176 million from ARO Drilling. While we’ve sold these rigs, I would note that we still own 50% of them indirectly through our equity stake in the joint venture.

We also completed the shipyard work on the EXL IV and the EXL I, and leased the two rigs to ARO Drilling, who placed them into service in the third and fourth quarters. Both rigs have mobilized to their first drilling locations under new three-year contracts with Saudi Aramco. The Bess Brants and Earnest Dees are in the ASRY shipyard preparing for their contracts with Saudi Aramco and we currently expect they will be ready to be handed over to ARO Drilling late in Q4 or in Q1 2019.

As we look ahead, we continue to be guarded in the short-term, but are more optimistic as we look to the future, particularly with the strength in commodity prices serving to support increased activity levels from our customers. As of today, all of our jack-ups are contracted or committed, and we’ve seen some areas with fairly high utilization. Some of our jack-ups do have near-term availability between contracted work and we’re working hard on getting those gaps filled. Our modern equipment is preferred by our customers and we are particularly well positioned in harsh environments. Ultra-deepwater drillships have lagged jack-ups in the recovery, but a lot has been done across the industry to improve the economics and overall attractiveness of drilling in regions that require these type of high specification assets.

We still expect the recovery in ultra-deepwater to be gradual in 2019, but gain momentum thereafter. Operationally, we’ve shown that our warm-stacking approach for our advanced drillships was effective both in attracting customer interest and through minimizing the cost and ramp up time to reactivate. Our startup of the Rowan Relentless for ExxonMobil is an example of how this strategy has paid off.

This concludes my remarks, except to say that I believe the proposed merger with Ensco will create an industryleading offshore driller. As I mentioned at the beginning of the call, the industrial logic is outstanding. There is a real and significant opportunity to take costs out of the combined company and Rowan’s position will be enhanced in the recovering market.

With that, I’ll now turn the call over to Stephen.

Stephen M. Butz

Chief Financial Officer & Executive Vice President, Rowan Cos. Plc

Thank you, Tom, and good morning, everyone. On the call today, I will review our third quarter 2018 results in comparison to second quarter 2018 results, as well as provide updated estimates on our costs and capital spending for the fourth quarter 2018 and preliminary full-year 2019. I will also briefly discuss ARO Drilling’s operating results.

Earlier this morning, we reported a net loss of $144 million, or $1.13 per diluted share, for the third quarter 2018 compared to a net loss of $77 million, or $0.60 per diluted share, in the second quarter 2018.

Adjusted EBITDA for the third quarter was a loss of $16 million compared to a positive $40 million in the second quarter. The decline was driven by lower Deepwater revenue and, to a lesser extent, higher Deepwater operating costs as we incurred ramp-up costs to return one of our drillships, the Relentless, and prepare a third for service.

Third quarter 2018 revenue of $193 million includes $9 million of transition services revenue from ARO Drilling and $18 million of rebillables. Excluding transition services and rebillables, contract drilling revenue was $166 million, a 25% decline from the second quarter levels.

Jack-up revenue, excluding rebillables, was $152 million, a modest decline from $155 million in the second quarter. Utilization improved to 74% from 68% in the second quarter, largely driven by rigs either returning to work or experiencing a full quarter of service on existing contracts. These include the Ralph Coffman, Gorilla VI and Gorilla VII. However, incremental revenue from these rigs was offset by ARO-related rigs that transitioned from managed to leased, and the associated reduction in revenue as Rowan now collects a lease payment instead of the full operating day rate. Rigs that transitioned from managed to leased that impacted third quarter revenue include the Bob Palmer, Arch Rowan, Charles Rowan and Rowan Middletown. This transition also contributed to the 12% decline in average day rates for Jack-ups.

Deepwater revenue, excluding rebillables, was $14 million compared to $65 million in the second quarter, which included a $28 million fee related to Anadarko’s early termination of the Resolute contract and day rate revenue of $35 million. Third quarter Deepwater revenue, utilization and average day rate largely reflects one quarter of work for the Resolute with limited contribution from the Relentless, which went to work for ExxonMobil in mid- September. Deepwater revenue and utilization are expected to improve in the fourth quarter as both the Relentless and Resolute are expected to work through much, if not all, of the fourth quarter, while our average day rate is likely to be similar to third quarter levels.

Direct operating costs in the third quarter were $164 million, excluding rebills, which is flat with second quarter levels and landed within the midpoint of our previous estimates. The elimination of direct operating expense on ARO-related rigs that transitioned from managed to leased was offset by ramp-up costs on the Relentless to prepare the rig to return to service.

SG&A expenses for the third quarter were $27 million, slightly above second quarter expense of $25 million and our prior estimate. Higher spending was driven by increased professional fees associated with the Ensco transaction. For the third quarter, depreciation expense totaled approximately $99 million, in line with our prior estimate and up modestly from $97 million in the second quarter. Interest expense totaled $39 million, flat with the prior quarter and in line with our previous estimate.

We recorded an income tax provision of $4 million during the third quarter. Year to date, our tax provision amounts to $6 million, which includes benefits from the resolution of prior-year tax contingencies and an adjustment to our valuation allowance related to changes to our pension plan.

Moving to our balance sheet and cash flow, we ended the quarter with just over $1 billion in cash. This balance does not include the $90 million cash payment we received from ARO Drilling earlier this month when we sold the Hank Boswell and Scooter Yeargain to the JV. The sale also increases the total amount of shareholder loans due from ARO, from $269 million at the end of the third quarter to a pro forma balance of approximately $445 million. As a reminder, Rowan generates interest income of LIBOR plus 200 basis points on our ARO shareholder notes.

Capital expenditures during the third quarter totaled $40 million, which includes spending on the EXL I, EXL IV, Bess Brants and Earnest Dees, to prepare them for their three-year contracts with Saudi Aramco.

Turning now to our estimates for the fourth quarter 2018 and an early preview of our full year 2019 outlook, please keep in mind that our 2019 budgeting process is currently in progress. So any 2019 guidance provided today may be updated on our fourth quarter earnings call. While we are confident the merger with Ensco will close in 2019, these estimates are for stand-alone Rowan and do not include the transaction costs or synergies that we articulated on our conference call describing the merger with Ensco.

With that, we expect to generate transition services revenue of approximately $8 million for the fourth quarter. For 2019, we expect transition services revenue to range between $15 million and $25 million. We also estimate we will generate $85 million to $95 million of lease revenue from the nine Rowan rigs that are currently or expected to be leased to ARO Drilling.

Direct operating expenses, excluding rebillables, for the fourth quarter are expected to range between $140 million and $150 million. The decline in operating costs from the third quarter level reflects the transition of costs to ARO Drilling from leased and contributed rigs, partially offset by higher cost on the Rowan Norway as it returned to service.

Our full year 2019 operating expense estimate, again excluding rebillables, is in the range of $515 million to $575 million. Our operating cost estimate assumes an improvement on utilization from current levels.

SG&A expense for the fourth quarter is expected to approximate $25 million. For 2019, we estimate SG&A expense will range between $90 million and $100 million. We expect to incur depreciation expense of slightly below $95 million for the fourth quarter. Full year 2019 depreciation is expected to range from $370 million to $390 million.

We expect to incur fourth quarter interest expense of $40 million, and for 2019, slightly in excess of $150 million.

In addition to the interest income generated on our cash balance, we expect to generate fourth quarter and full- year 2019 interest income from our shareholder loans to ARO Drilling of approximately $4 million and $18 million, respectively.

For income taxes, we currently expect to incur full-year 2018 income tax expense of between $8 million and $12 million. We continue to expect we will incur cash tax in 2018 in the mid $30 million range. This estimate excludes any discrete items such as audit settlements or adjustments to valuation allowances on deferred tax assets. We plan to provide our 2019 estimate for income tax expense on our fourth quarter earnings call.

Finally, capital expenditures for the fourth quarter of 2018 are estimated to range between $100 million to $120 million. The increase from our prior estimate largely reflects higher spending on the Bess Brants and Earnest Dees for reactivation and to meet contract requirements for Aramco. Capital spending estimates do not include the reimbursement from Aramco back to Rowan for a portion of this spending, which will be recognized as revenue over the three-year contract terms. For 2019, our preliminary estimate of capital expenditures is approximately $100 million.

I would now like to take a moment to discuss the operating results for ARO Drilling, which Rowan accounts for under the equity method.

In the third quarter, ARO generated net income of $6.3 million compared to $3.2 million during the second quarter. Rowan’s 50% share of this net income is reflected on our income statement. The joint venture generated revenue of approximately $89 million, an increase from $71 million in the second quarter. Revenue growth was primarily due to a full quarter’s contribution from the Bob Palmer as well as approximately one month of contribution from the Arch Rowan, Charles Rowan and Rowan Middletown. These rigs transitioned from managed to leased, which as a result, ARO records the full day rate from Aramco as revenue, partially offset by the elimination of management fees charged to Rowan. This transition also shifts direct operating cost of the rig from Rowan to ARO Drilling.

In addition, ARO incurs a bareboat charter fee to be paid to Rowan on leased rigs. These factors explain the increase to ARO’s direct operating costs in the third quarter to $51 million compared to $36 million in the prior quarter. All in all, ARO generated adjusted EBITDA of $31 million in the third quarter, up from $28 million in the second quarter. Looking forward for ARO Drilling, we reiterate our estimate provided in Rowan’s September Investor Presentation, which showed our expectations that 2019 EBITDA will range between $160 million and $180 million.

Lastly, before opening the call for questions and answers, I would just like to add that we are extremely enthusiastic about our previously announced merger with Ensco. We believe the combination will create an industry-leading player, both in terms of scale and operational excellence. The increased scale will increase the company’s relevance to the largest customers and will better position the company to develop new technology. It will also provide an opportunity to further improve the cost structure with $150 million in annual expense synergies that we estimate will create approximately $1 billion of value for the combined companies’ shareholders.

That concludes my prepared remarks. We are now ready to open the call to questions and answers. Operator?

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And your first question comes from Sean Meakim with JP Morgan. Your line is open.
Sean C. Meakim Analyst, JPMorgan Securities LLC	Q
Good morning.
Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Good morning, Sean.
Sean C. Meakim Analyst, JPMorgan Securities LLC	Q

So you noted how much effort you’ve been putting into reengaging with Equinor and the market for harsh environment jack-ups is a bright spot here. Equinor is interesting; they’ve been one of the few that was really investing countercyclically offshore, and they recently indicated that basically they need to develop the projects that they’ve already greenlit. They’re kind of out of large projects for now, it seems, so just curious to get your thoughts on the outlook. It’s pretty good near-term here, but where is there room for incremental demand? Perhaps it’s going to be more of independent fleeting that, but just the path from here in the North Sea, I’d like to get your thoughts on some of those moving pieces.

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A

No, absolutely, Sean; so, thanks for the question. So I do think, first of all, we’re really happy with the contract win with Equinor, both the contract and also the master framework agreement which gives us the opportunity to work for them. So I do think our particularly suite of assets which we have outside of ARO is six large rigs and they’re focused on both the UK and the Norwegian part of the North Sea. And so, I do think in the North Sea, the win with Equinor is really positive, but we do see a lot of incremental work in the region, not just with Equinor, but with other customers. And I think, you’ve discussed it before, we do see some private equity players coming in and a number of different players in the Norwegian markets. I was at O&S earlier on this year and there is a lot of positive momentum in that market.

Our N-Class rigs can work on both sides of – all over the North Sea, and so we do see additional work in the UK sector as well. But I do think that the general market in the Norwegian sector of the North Sea for 2019 and beyond is pretty positive just looking – obviously, we don’t want to talk about all of our opportunities, but we’re actually pretty positive about it, and we do think that if s going to be a bright spot in the next couple of years.

Sean C. Meakim Analyst, JPMorgan Securities LLC	Q

Okay, thanks for that, Tom. I mean, that’s obviously – that’s totally fair. And then, I’m thinking about the LOI that you mentioned for the Renaissance. Looking out there, we see at least a half dozen tenders in the Gulf of Mexico. Is there appetite on your side to be looking for or bidding on work, looking beyond your current contracts on your existing drillships? Is there appetite to look beyond the Gulf of Mexico or does the opportunity set here seem robust enough that you’d expect to have the drillship bidding activity principally still focused in the Gulf of Mexico?

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A

No, we’re definitely looking outside the Gulf of Mexico. Some regions we sort of think about internally make more sense to have two or three rigs, but certainly with our R-Class rigs looking outside of the Gulf of Mexico. Really, I’d say that our rigs are particularly well suited for the Gulf of Mexico, but also some of the work that customers are looking out outside of the Gulf of Mexico is pretty challenging. Some very deep water, and so our rigs are particularly well suited for that because they’re fully kitted up, ready to go in 12,000 feet right now. And so, as we think about the contracts that our customers – or the opportunities that our customers were talking about, going outside the Gulf of Mexico absolutely, but particularly going outside of the Gulf of Mexico on very deep challenging stuff. Does that make sense?

Sean C. Meakim Analyst, JPMorgan Securities LLC	Q
Yeah, it does make sense. Thank you, Tom.
Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Yes, thanks for the questions, Sean. I appreciate it.
Operator: Your next question comes from Ian Macpherson with Simmons. Your line is open.
Ian Macpherson Analyst, Simmons & Company International	Q
Hey, thanks. Good morning.
Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Good morning, Ian.

Ian Macpherson Analyst, Simmons & Company International	Q

So this new combined entity will have basically everything everywhere with the exception of harsh environment floaters, which have obviously kind of been the tip of the spear with the recovery. Kind of a follow-up to Sean’s question, do you think that you and your future collaborators on the Ensco side will view that as a white space to be addressed or do you think that the focus for the combined company will really be on integrating what you have, optimizing free cash flow from the existing combined fleet?

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A

Ian, that’s a good question. I mean, certainly, that’s a question for the new board of directors of a new company. The harsh environment market is an interesting one. I would say, though, that there is a lot of [ph] avenue (31:26) in this transaction. There is a lot of value capture that needs to be done around the synergies and that – and creating this new company out of two excellent drillers. So I think for sure our focus is very much going to be strong execution on integration, building a new company which will be, obviously, a substantial driller; and, that would certainly be our focus.

Ian Macpherson Analyst, Simmons & Company International	Q

That makes sense. I think I know the answer to this, but maybe not. I don’t see how the combination effects ARO Drilling in any way, and I don’t see how you necessarily bring incremental synergies to bear on ARO, but is that a faulty premise or do you think that you could actually enhance ARO’s margins or enhance the entity in any way through the bigger Ensco-Rowan combination?

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A

I think every time we understand something about our industry, we always have a lot to learn; and obviously, we’ve started off our integration process. We’re really pleased about the way we run Rowan, at least for our operation perspective, but we’ll learn a lot from Ensco, no doubt, and Ensco is a very good operator. So we’ll learn things from them and we’ll be able to apply those in ARO Drilling. I would say that, at least at the beginning – what we’ve announced is, at least in the beginning, Ensco in Saudi Arabia will be run separately to ARO. And over time it may get integrated in, but certainly, for the next few years it will be operating separately.

So – and there’s positives and negatives on that. One of the positives is that the combined company will get the full economics from those rigs and – but obviously, there will be some overhead costs associated with that. So I think ARO has got 16 rigs right now. It’s substantial. It’s moving ahead. It’s got a lot going on, but I always think we can learn things and continuously improve our operations over time – if that makes sense.

Ian Macpherson Analyst, Simmons & Company International	Q
Sounds good; sounds good. Thanks Tom.
Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Yeah. Thank you very much, Ian.
Operator: Your next question comes from Greg Lewis with ETIG (sic) [BTIG] (33:56), your line is open.
Gregory Robert Lewis Analyst, BTIG LLC	Q
Yes, thank you and good morning.
Stephen M. Butz Chief Financial Officer & Executive Vice President, Rowan Cos. Plc	A
Good morning, Greg.
Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Good morning, Greg.

Gregory Robert Lewis Analyst, BTIG LLC	Q

Hey, guys, just wanted to talk a little bit more about ARO. I guess at this point, it’s about a year old. I think one of the key premises for ARO was always the newbuilds and, I guess, we’re almost in 2019. The first newbuild is scheduled to be delivered in 2020. Where are we in the process of that first newbuild? And I guess, in the event that that newbuild maybe isn’t on time, does that provide more opportunities or avenues for the new combined entity to put additional rigs inside ARO?

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A

Yeah. No, thanks, Greg; it’s definitely a question and it’s obviously got a lot of focus inside ARO. So we announced the transaction of the JV in November of 2016 and we actually sort of went operational in the fourth quarter of – it’s October of 2017. And so, we’ve been operating for over a year now. We’ve actually had a team working – they’re actually resident in Dubai, a team of what were Rowan and now Rowan [indiscernible] (35:16) and Saudi Aramco [indiscernible] (35:17) working in Dubai, working on that process – on that project, and it’s a fairly substantial team and it’s very focused on absolutely delivering value with those new rigs.

One of the great things about the ARO JV, and particularly the newbuild program, is that we have the opportunity to really think through this design and – often when you have a contact, you frankly have to take what the shipyard is offering and the ability to really scrutinize is a little bit lacking. But in this, we’ve had two years of prep for these newbuilds, so it’s certainly got a lot of focus on them. We do expect, still, to put the orders in in this quarter. We have a board meeting in December, and Stephen and I and Mark Keller will be going across to Saudi for that.

And we are – and actually, I’m going to Saudi in November as well, so we’ll have a lot more digging to exactly - you know, sort of a face-to-face, exactly where we are, but we’re still planning on putting in the orders in in the fourth quarter and ARO has enough cash for the deposits for two rigs.

If it slipped into the first quarter, we’re not overly concerned and we’re actually – the date for delivery is actually early 2021, right, so we’re obviously giving ourselves some time on that and making sure that we deliver it on time on budget. The rigs – we’re still working through the process of how much will be done in Lamprell’s Hamriyah yard, on how much will be done in Saudi, but certainly a good portion in the Lamprell yard in the first couple of rigs.

So, feeling very good about the newbuild program. Certainly, we don’t want to rush, but certainly, we do want to get it up – get those orders in and move ahead, because we’re excited about it.

Gregory Robert Lewis Analyst, BTIG LLC	Q

Okay, great. And then, just one more from me, clearly in your prepared remarks you talked a little bit about West Africa. I believe Rowan’s bidding for some work in Brazil with Petrobras. Just as we think about the combined entity and the cost synergies that are involved, Ensco is already well established in both markets from an onshore support basis. How should we be thinking about realizing that the deal hasn’t closed yet? How should we be thinking about how Rowan is approaching the bidding into these markets with these rigs, just given, in the event that this deal will not close, you’re probably – Rowan would probably have to build off infrastructure inside both areas.

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Yes, that’s a good question. So with respect to bidding, we are bidding – we’re executing our marketing plan totally separately to Ensco and that’s an area where we’re clearly not having any conversations. And so, they’re doing what they’re doing and we’re doing what we’re doing. I would say, as far as the synergies, they do have an operation in Angola. They have an operation in Nigeria. They have an operation in Brazil. We don’t have operations, today, in any of those, so there are opportunities for synergies. I would say – we have been in Brazil before and we do have structures there. And so, we’ll still go in and bid in those regions. We’re certainly more focused in West Africa than we are in Brazil, for sure. So we are operating totally separately. I think, and to be frank, I think Angola’s certainly probably more interesting to us than Brazil or Nigeria at this point, and we’ve operated there before, so our opportunities after start up are certainly not what they would be in those other two countries.
Gregory Robert Lewis Analyst, BTIG LLC	Q
Okay. Thank you very much.

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A

Yeah. And just – Greg, I just would add to that there is a big opportunity there because we do have some excellent rigs, but it does cost a lot of money to operate in Nigeria and in Brazil. I mean, it does. It’s an expensive place to operate with the infrastructure that you need, so that’s one of the attractive things about facilities, post close, is that it we’ll be able to leverage that installed base of those shore bases that are already there. So we’re excited about that, but certainly, totally separate thought process until we close.

Operator: [Operator Instructions] And we have a question from Eirik RØhmesmo with Clarksons. Your line is open.
Eirik RØhmesmo Analyst Clarksons Platou Securities AS	Q

Thank you. Just a question on ARO, you previously discussed the opportunity to raise debt in ARO and distribute part of this cash back to Rowan. Can you give an update on this and how it is progressing, when we can expect any news, and what’s eventually or potentially limiting ARO from doing this?

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Yeah, Stephen. Yeah.

Stephen M. Butz Chief Financial Officer & Executive Vice President, Rowan Cos. Plc	A

Yeah. I’m happy to provide an update. We are continuing to evaluate the different financing options with ARO. We think we have a number of good options and that could entail taking on third party debt at ARO to also – for its working capital needs and to repay a portion of the shareholder notes. That said, it’s a decision that the ARO board will need to make. And so, I can’t say and don’t know when the board will make that decision. Of course, it’s something that we see the value in, as in Rowan, but it will be a decision for the full board. As Tom mentioned, we have one more board meeting this year, and then we’ll have our regular scheduled meetings next year as well; so, could come at any time, but again, there’s no guarantees, either.

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A

And just to elaborate on that, we do have a lot of flexibility. We have shareholder notes. There is a number of different opportunities, but certainly, as Stephen said, the ARO board is thinking through it and we’ve engaged – our finance groups have engaged with Saudi Aramco, sort of thinking through it. So there is an opportunity there, but certainly, as you’d think, we’ll let the ARO board make that decision. But thanks for the question, Eirik.

Eirik RØhmesmo Analyst Clarksons Platou Securities AS	Q

Thanks for the answer. And then, just a question on the Bess Brants and the Earnest Dees, can you give an updated estimate on how much the total, call it, reactivation and upgrade cost is on those two rigs?

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Sure. Stephen, go ahead.

Stephen M. Butz Chief Financial Officer & Executive Vice President, Rowan Cos. Plc	A

Yeah, we will likely be in – with CapEx reactivation and also the CapEx related to Schedule G to put them to work for Aramco, just around $50 million each. And that, of course, doesn’t include the cost to acquire the rigs. So when you add that in, all in, we expect to be able to put these rigs to work for Aramco for just under $90 million, which we feel like is still very attractive price to put new rigs into work for Aramco on three-year contracts.

Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A

I would say, I’ll just note on that, I’m really happy with the Bess Brants and the Earnest Dees. When we bought them, they were new rigs and I had a lot of history with those rigs. They were 2013 in service. We got them to Saudi. We’ve done a – we’ve got them to Bahrain, done a full Schedule G upgrade on them, which it’s just a lot of cash required, and then really kind of gone through them, full paint, [ph] spare BOPs (43:34). They were really, really actually happy with it and I think it’s still – it’s going to be a really good investment.

Stephen M. Butz Chief Financial Officer & Executive Vice President, Rowan Cos. Plc	A

And Eirik, I would just add that those numbers that I provided are our CapEx numbers, but we also will have some reimbursement of that CapEx from Aramco. So that’s a gross number, rather than net. Our net would be lower.

Eirik RØhmesmo Analyst Clarksons Platou Securities AS	Q
Okay. On the amount reimbursed, is that something you can guide on or no?
Stephen M. Butz Chief Financial Officer & Executive Vice President, Rowan Cos. Plc	A
No, we haven’t disclosed that other than to say it was a meaningful number on all four rigs in total; but, the majority of the CapEx is still paid for by Rowan.
Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
I’m not sure we’d like to discuss that. It is obviously competitively sensitive because that’s part of sort of the bid price with Aramco, because those Schedule G packages are expensive.
Eirik RØhmesmo Analyst Clarksons Platou Securities AS	Q
All right. No, thanks for the color.
Thomas Peter Burke President, Chief Executive Officer & Director, Rowan Cos. Plc	A
Thanks very much.

Operator: At this time, I will turn the call over to Mr. Brian Jackson.
Brian Jackson Manager, Investor Relations, Rowan Cos. Plc
Thank you, operator, and thank you all for your interest and participation. If there are any additional questions, feel free to reach out to us for a follow-up call.
Operator: This concludes today’s conference call. You may now disconnect.

Forward-Looking Statements

Statements included in this document regarding the proposed transaction, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to discounted cash flows, revenue growth, future dividend levels, credit ratings or other attributes of the combined company following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Exchange Act, as amended, and Section 27A of the Securities Act).  Forward-looking statements include words or phrases such as “anticipate,’ “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import.  These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Rowan companies plc (“Rowan”) and Ensco plc (“Ensco”), delays, costs and difficulties related to the transaction, market conditions, and the combined company’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Rowan’s Annual Report on Form 10-K for the year ended December 31, 2017 and their respective other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  All information in this document is as of today.  Except as required by law, both Ensco and Rowan disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction, Ensco and Rowan will file a joint proxy statement on Schedule 14A with the SEC. To the extent Ensco effects the proposed transaction as a court-sanctioned scheme of arrangement between Rowan and Rowan’s shareholders under the UK Companies Act of 2006, as amended, the issuance of Ensco’s ordinary shares in the proposed transaction would not be expected to require registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that Ensco determines, with Rowan’s consent, to structure the transaction as an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, Ensco will file a registration statement with the SEC containing a prospectus with respect to Ensco’s ordinary shares that would be issued in the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ROWAN ARE ADVISED TO CAREFULLY READ THE JOINT PROXY STATEMENT AND ANY REGISTRATION STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement and any registration statement/prospectus, as applicable, will be sent to security holders of Rowan in connection with Rowan’s shareholder meetings. Investors and security holders may obtain a free copy of the joint proxy statement (when available), any registration statement/prospectus, and other relevant documents filed by Rowan with the SEC from the SEC's website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement, any registration statement/prospectus, and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, telephone 713-621-7800. Copies of the documents filed by Rowan with the SEC will be available free of charge on Rowan’s website at www.rowan.com/investor-relations.

Participants in the Solicitation

Rowan and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from its security holders with respect to the transaction. Information about these persons is set forth in Rowan’s proxy statement relating to its 2018 General Meeting of Shareholders, as filed with the SEC on April 3, 2018 and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of Rowan’s security holders generally, by reading the joint proxy statement, any registration statement and other relevant documents regarding the transaction, which will be filed with the SEC.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Service of Process

Rowan is incorporated under the laws of England and Wales. In addition, some officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Rowan or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Rowan or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.